Exhibit 99.1

vTv Therapeutics Reports Second Quarter 2025 Financial Results and Provides Corporate Update
•First study participant randomized in Phase 3 CATT1 trial evaluating cadisegliatin for the treatment of type 1 diabetes with data expected in second half of 2026
•Cadisegliatin intellectual property portfolio expanded
•Leadership team strengthened
HIGH POINT, N.C., August 12, 2025 (GLOBE NEWSWIRE) – vTv Therapeutics Inc. (Nasdaq: VTVT), a late-stage biopharmaceutical company focused on the development of cadisegliatin, a potential first-in-class oral adjunctive therapy to insulin being investigated for the treatment of type 1 diabetes (T1D), today reported financial results for the second quarter ended June 30, 2025, and provided an update on recent corporate developments.
“The randomization of the first participant in our CATT1 Phase 3 trial earlier this month reflects our continued momentum in advancing cadisegliatin,” said Paul Sekhri, Chairman, President and CEO of vTv Therapeutics. “Cadisegliatin is designed to selectively activate glucokinase in the liver, a differentiated approach that may improve glycemic control and reduce the risk of hypoglycemia when used alongside insulin. Hypoglycemic episodes remain frequent, life-disruptive, and sometimes life-threatening for people with type 1 diabetes. We believe cadisegliatin could play a meaningful role in addressing this large unmet medical need."

Recent Company Highlights
•First Study Participant Randomized in Cadisegliatin Phase 3 Trial. In August 2025, vTv Therapeutics announced that the first study participant was randomized in the Company’s CATT1 Phase 3 Trial evaluating cadisegliatin as an adjunctive therapy to insulin for the treatment of T1D. Topline data from the study is expected in the second half of 2026.
•Patent Allowance for Crystalline Salt Form of Cadisegliatin. In August 2025, the United States Patent and Trademark Office allowed claims for a patent application directed to compositions of matter of crystalline forms of salts and co-crystals of cadisegliatin. The patent term runs through 2041.
•Corporate Presentation at HCW@Home. In June 2025, the Company participated in a virtual fireside chat as part of the H.C. Wainwright HCW@Home series.
•Appointment of Chief Financial Officer. In May 2025, vTv Therapeutics appointed Michael Tung, MD, MBA, as Chief Financial Officer. Dr. Tung brings over 20 years of financial management, investment experience, and strategic leadership across both private and public life sciences companies.

Second Quarter 2025 Financial Results

•Cash Position: The Company’s cash position as of June 30, 2025, was $25.9 million compared to $36.7 million as of December 31, 2024.
•Research & Development (R&D) Expenses: R&D expenses were $4.1 million and $3.4 million in each of the three months ended June 30, 2025, and 2024, respectively. The increase reflects higher indirect costs primarily related to payroll expenses. This was partially offset by lower spending on cadisegliatin and other projects.
•General & Administrative (G&A) Expenses: G&A expenses were $3.6 million and $3.7 million for each of the three months ended June 30, 2025, and 2024, respectively. The decrease was primarily due to decreases in other operating costs. This was partially offset by an increase in payroll related costs.
•Other Income, Net: Other income for the three months ended June 30, 2025, was immaterial. Other income for the three months ended June 30, 2024, was $0.2 million and was driven by gains related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to related parties.
•Net Loss: Net loss attributable to vTv shareholders for the three months ended June 30, 2025, was $6.0 million or $0.92 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $5.2 million or $0.81 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,922	$36,746
Prepaid expenses	359	1,192
Other current assets	93	175
Total current assets	26,374	38,113
Property and equipment, net	16	28
Operating lease right-of-use assets	58	125
Total assets	$26,448	$38,266
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$5,216	$5,027
Current portion of operating lease liabilities	79	169
Total current liabilities	5,295	5,196
Contract liabilities, net of current portion	18,669	18,669
Warrant liability, related party	31	57
Warrant liability	48	43
Total liabilities	24,043	23,965
Commitments and contingencies
Stockholders’ equity:
Class A Common Stock	26	26
Class B Common Stock	6	6
Additional paid-in capital	313,586	311,885
Accumulated deficit	(310,856)	(299,718)
Total stockholders’ equity attributable to vTv Therapeutics Inc.	2,762	12,199
Noncontrolling interest	(357)	2,102
Total stockholders’ equity	2,405	14,301
Total liabilities and stockholders’ equity	$26,448	$38,266

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Revenue	$—	$—	$—	$1,000
Operating expenses:
Research and development	4,103	3,439	6,933	6,088
General and administrative	3,618	3,716	7,291	7,694
Total operating expenses	7,721	7,155	14,224	13,782
Operating loss	(7,721)	(7,155)	(14,224)	(12,782)
Interest income	275	553	606	632
Other income (expense), net	66	193	21	(178)
Loss before income taxes and noncontrolling interest	(7,380)	(6,409)	(13,597)	(12,328)
Income tax provision	—	—	—	100
Net loss before noncontrolling interest	(7,380)	(6,409)	(13,597)	(12,428)
Less: net loss attributable to noncontrolling interest	(1,334)	(1,229)	(2,459)	(2,383)
Net loss attributable to vTv Therapeutics Inc.	$(6,046)	$(5,180)	$(11,138)	$(10,045)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(6,046)	$(5,180)	$(11,138)	$(10,045)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.92)	$(0.81)	$(1.69)	$(1.97)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	6,587,070	6,403,444	6,584,969	5,098,877
About Cadisegliatin
Cadisegliatin (TTP399) is a novel, oral small molecule, liver-selective glucokinase activator being investigated as a potential first-in-class oral adjunctive treatment for type 1 diabetes (T1D). In non-clinical studies, cadisegliatin, acting selectively on the liver, increased the activity of glucokinase independently from insulin which supports clinical investigation of improvement in glycemic control through hepatic glucose uptake and glycogen storage.
Cadisegliatin is under investigation and the safety and efficacy have not been established. There is no guarantee that this product will receive health authority approval or become commercially available for the use being investigated.
About vTv Therapeutics
vTv Therapeutics is a late-stage biopharmaceutical company focused on developing oral, small molecule drug candidates intended to help treat people living with diabetes and other chronic diseases. vTv's clinical pipeline is led by cadisegliatin, currently in a Phase 3 trial, a potential first-in-class oral glucokinase activator being investigated for the treatment of type 1 diabetes. vTv and its development partners are investigating multiple molecules across different indications for chronic diseases. Learn more at vtvtherapeutics.com or follow the company on LinkedIn or X.
Forward-Looking Statement
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-

K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all our forward-looking statements by these cautionary statements.

Investor Contact
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Media Contact
Caren Begun
TellMed Strategies
201-396-8551
caren.begun@tmstrat.com